Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Burke & Herbert Financial Services Corp. of our report dated September 30, 2022, relating to the consolidated financial statements of Burke & Herbert Financial Services Corp. (as successor to Burke & Herbert Bank & Trust Company) for the year ended December 31, 2020, appearing in Burke & Herbert Financial Services Corp.’s Registration Statement on Form 10, as declared effective by the Commission on April 21, 2023.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Roanoke, Virginia
September 29, 2023